Exhibit 99.1

       Pyramid Breweries Surpasses $50 Million in Annual Sales
                Revenue with Record 4th Quarter Sales


    SEATTLE--(BUSINESS WIRE)--March 9, 2006--Pyramid Breweries Inc. ("Pyramid" or the "Company") (Nasdaq:PMID), today announced the strongest fourth quarter sales performance in Pyramid's history. Gross sales revenue for the quarter ended December 31, 2005 was $12.4 million, representing overall growth of 11%, or $1.2 million, as compared to the fourth quarter a year ago, driven primarily by sales growth of 19% in the core Pyramid Brand Family. Net loss for the quarter improved 64% to $531,000 or ($0.06) per share, compared to $1.5 million or ($0.17) per share a year ago.
    "A strong craft beer market and our investment in sales and marketing resources in the beverage division earlier in the year have contributed to significant top line volume and revenue growth," stated John Lennon, CEO. "2005 can be characterized as a year in which we laid a foundation for growth by leveraging our flagship brand, Pyramid HefeWeizen Beer."
    Annual sales topped $50.0 million for the year ended December 31, 2005, for the first time in Pyramid's history, reaching an all time high of $50.9 million, an increase of $8.7 million over prior year's sales of $42.2 million, primarily resulting from the 15% annual volume growth in the Pyramid Brand Family. Also contributing to the increase was a full year of sales of the MacTarnahan's Brand Family, acquired in the 2004 asset purchase agreement with the Portland Brewing Company. The Company's net loss for the full year improved by 61% to $1.1 million or ($0.12) per share, an overall improvement of $1.7 million or $0.20 per share, as compared to the prior year net loss of $2.7 million. Excluding the impact of a $415,000 gain realized in the third quarter on the sale of excess production equipment, the net loss for the year on a pro forma basis was $1.5 million, representing an improvement of $1.3 million or 46% over the prior year and a $0.15 per share improvement.
    The growth in the beverage segment, driven by a 26% increase in shipments to 230,500 barrels for the year, resulted from increases in beer sales attributable to strong craft beer category sales in key West Coast markets, improving brand health and increasing volume gains realized from the core Pyramid Brand Family. "In addition to continuing beverage sales volume increases," said Lennon, "the significant reduction in net loss is attributed to cost reduction initiatives that we began to implement in January 2005 including the consolidation of our brewing facilities which improved our cost structure, plant capacity utilization and operating efficiency, offset by increases in sales and general and administrative costs."
    In 2005, while the craft beer market was up an estimated 9% according to a February 16, 2006 press release by the Brewers Association (a Boulder, CO-based trade association for U.S. craft brewers), the Pyramid Brand Family shipments increased 15% for the year to 139,000 barrels. Additionally, during the fourth quarter, Pyramid emerged as the #1 Craft Brand Family in IRI consumption ranking in Seattle based on Information Resources Inc. ("IRI") Reports (IRI is a leading provider of enterprise market information), and has maintained double digit off-premise volume growth during the year.
    "While benefiting from strong consumer interest and resurgence in craft beer, Pyramid cultivated a vision to focus on our award-winning lines of 'Refreshingly Unfiltered' wheat beers, with our core emphasis on Pyramid HefeWeizen," said John Lennon. "This vision appears to have paid off as evidenced by our record setting sales performance for the fourth quarter and for the year. While we have made solid progress during the year, we are far from satisfied by our bottom line performance and we will be undertaking measures to improve the company's profitability."

    Financial Position and Operating results for the year ended
December 31, 2005 included:

    -- Cash and accounts receivable: Cash and account receivable totaled $3.3 million as of December 31, 2005, an increase of $1.1 million over prior year.

    -- Beverage division net sales: Net sales for the beverage division increased 27% to $33.0 million, driven by increases in beverage sales volume.

    -- Alehouse division net sales: Net sales for the alehouse division increased 10% to $15.4 million, due primarily to the addition of the Portland Taproom, which contributed an additional $2.0 million during the year.

    -- Volume: Shipments of Pyramid Brand Family beer increased 15% to 139,000 barrels, and shipments of Thomas Kemper brand soda increased 11% to 45,100 barrels.

    -- EBITDA: EBITDA improved dramatically to $2.4 million, an increase of $2.2 million compared to $187,000 in 2004.

    The timing of the earnings release is later than the typical release date because the Company needed the additional time to finalize the 2005 financial results and complete all appropriate year-end reporting requirements.
    As previously reported in an SEC Form 8-K filed on February 17, 2006 (the "Form 8-K"), the federal Alcohol and Tobacco Tax and Trade Bureau ("TTB"), which adopts and administers federal excise tax rules, is currently auditing the Company's federal excise tax returns and related operations for the period of May 1, 2003 to November 30, 2005. Among other operational and compliance matters that are being audited, the TTB will be reviewing the Company's contract brewing arrangement with Portland Brewing Company ("PBCo") described in the Form 8-K. Because the TTB audit is still underway, the Company is unable at this time to predict the outcome of the TTB's review of this arrangement. The Company believes the outcome of the TTB's audit is uncertain because of possible differences between the Company's and the TTB's interpretive positions on federal excise tax laws that relate to contract brewing arrangements. A determination by the TTB that the PBCo contract brewing arrangement does not meet the requirements of applicable law could result in the assessment of additional excise taxes against the Company. Excluding potential interest and penalties, the Company's aggregate exposure could amount to approximately $1.5 million for the period from August 1, 2004, when the contract brewing arrangement went into effect, through December 31, 2005. Any significant assessment by the TTB could negatively affect the Company's liquidity. The Company is considering a variety of contingency plans as outlined in the Form 8-K to address potential adverse rulings by the TTB.
    Pyramid Breweries Inc. is a leading brewer of specialty, full-flavored beers and sodas, now produced mainly under the Pyramid, MacTarnahan's and Thomas Kemper brand names. The Pyramid Family now includes five breweries, located in Seattle, Washington; Portland, Oregon; and Berkeley, Walnut Creek and Sacramento, California, as well as five adjoining restaurants. For more information, visit www.PyramidBrew.com.

    Forward-Looking Statements

    This release contains forward-looking statements.

    Some important factors that could cause our actual results or outcomes to differ materially from those discussed in forward-looking statements include:

    -- increased competition from craft and imported beer producers as well as from national brewers with greater financial resources and more extensive distribution networks than ours

    -- reductions in distribution options through our independent distributors

    -- increased competition from national restaurant chains with greater financial resources and greater economies of scale

    -- inability of the Company to achieve anticipated cost reductions

    -- changes in and compliance with governmental policies and regulations with respect to our product, including the adoption by the TTB of more restrictive application of the excise tax rules, which it recently announced would take effect beginning September 2006

    -- an unfavorable outcome of the TTB's audit of the Company's federal excise tax returns and related operations for the period of May 1, 2003 to November 30, 2005

    -- competitive pressures that cause decreases in the selling prices of our products

    -- declines in our operating margins due to the impact of increasing fuel costs and other factors

    -- acquisitions that may adversely affect our financial condition, and

    -- the failure of third-party brewers with which we contract or us to perform under our agreements.

    More information regarding factors which could impact future results is included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 and the Current Report on Form 8-K filed February 17, 2006. Forward-looking statements are only made as of the date hereof. We do not undertake any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments, except as may be required by law.
    This press release contains non-GAAP financial measures. For reconciliations of these non-GAAP financial measures to their most comparable measure calculated in accordance with GAAP, see the attached Reconciliation of Non-GAAP Financial Measures schedules.


                        Pyramid Breweries Inc.
                        Selected Operating Data
                              (unaudited)
             (dollars in thousands except per share data)

                                    Three months ended December 31,
                                 -------------------------------------
                                             % of               % of
                                             Net                Net
                                    2005     Sales     2004     Sales
                                 ---------- ------  ---------- -------
Gross sales                     $   12,432         $   11,205
  Less excise taxes                    520                617
                                 ----------         ----------
Net sales                           11,912  100.0%     10,588   100.0%
Cost of sales                        9,408   79.0%      9,216    87.0%
                                 ---------- ------  ---------- -------
  Gross margin                       2,504   21.0%      1,372    13.0%
Selling, general and
 administrative expenses             3,065   25.7%      2,765    26.2%
                                 ---------- ------  ---------- -------
Operating loss                        (561) (4.7%)     (1,393) (13.2%)
Other income (expense), net             30    0.3%        (64)  (0.6%)
                                 ---------- ------  ---------- -------
Loss before income taxes              (531) (4.4%)     (1,457) (13.8%)
Income taxes                             -      -          (1)      -
                                 ---------- ------  ---------- -------
Net loss                        $     (531) (4.4%) $   (1,458) (13.8%)
                                 ========== ======  ========== =======

Basic and diluted net loss per
 share                              ($0.06)            ($0.17)
Weighted average basic and
 diluted shares outstanding      8,806,000          8,776,000

Barrels shipped:
Beer                                46,960             40,817
Soda                                 8,457              7,610
                                 ----------         ----------
Total                               55,417             48,427
                                 ==========         ==========

                                         Year ended December 31,
                                  ------------------------------------
                                             % of              % of
                                              Net                Net
                                     2005     Sales     2004     Sales
                                  ---------- ------  ---------- ------
Gross sales                      $   50,886         $   42,176
  Less excise taxes                   2,528              2,092
                                  ----------         ----------
Net sales                            48,358  100.0%     40,084  100.0%
Cost of sales                        38,416   79.4%     32,793   81.8%
                                  ---------- ------  ---------- ------
  Gross margin                        9,942   20.6%      7,291   18.2%
Selling, general and
 administrative expenses             11,364   23.5%     10,050   25.1%
                                  ---------- ------  ---------- ------
Operating loss                       (1,422) (2.9%)     (2,759) (6.9%)
Other income, net                       370    0.7%         34    0.1%
                                  ---------- ------  ---------- ------
Loss before income taxes             (1,052) (2.2%)     (2,725) (6.8%)
Income taxes                             (3)     -          (4)     -
                                  ---------- ------  ---------- ------
Net loss                         $   (1,055) (2.2%) $   (2,729) (6.8%)
                                  ========== ======  ========== ======

Basic and diluted net loss per
 share                               ($0.12)            ($0.32)
Weighted average basic and
 diluted shares outstanding       8,794,000          8,578,000

Barrels shipped:
Beer                                185,421            142,532
Soda                                 45,106             40,678
                                  ----------         ----------
Total                               230,527            183,210
                                  ==========         ==========


                        Pyramid Breweries Inc.
                      Selected Balance Sheet Data
                              (unaudited)
                        (dollars in thousands)

                                                        December 31,
                                                      ----------------
                                                       2005     2004
                                                      -------  -------
                       ASSETS
Current Assets:
   Cash and cash equivalents                         $   416  $     -
   Other current assets                                5,395    4,644
Fixed assets, net                                     26,666   28,859
Other non-current assets                               1,426      813
                                                      -------  -------
   Total assets                                      $33,903  $34,316
                                                      =======  =======

        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                                  $ 6,783  $ 6,811
Long-term debt                                         7,671    7,117
Non-current liabilities                                  538      615
                                                      -------  -------
   Total liabilities                                  14,992   14,543

   Total stockholders' equity                         18,911   19,773


   Total liabilities and                              -------  -------
    stockholders' equity                             $33,903  $34,316
                                                      =======  =======


                        Pyramid Breweries Inc.
                        Selected Cash Flow Data
                              (unaudited)
                        (dollars in thousands)

                                               Year ended December 31,
                                               -----------------------
                                                   2005      2004
                                                  -------   -------
Net loss                                         $(1,055)  $(2,729)
  Depreciation and amortization                    2,765     2,668
  Stock compensation                                 146        19
  Accretion of discount on long-term debt              -         4
  (Gain) loss on sale of fixed assets               (415)       10
  Deferred rent                                      (78)     (133)
  Changes in operating assets and liabilities       (103)    1,479
                                                  -------   -------
  Net cash provided by operating activities        1,260     1,318
  Net cash used in investing activities             (198)   (2,110)
  Net cash used in financing activities             (646)     (766)
                                                  -------   -------
Increase (decrease) in cash and cash equivalents     416    (1,558)
Cash and cash equivalents at beginning of period       -     1,558
                                                  -------   -------
Cash and cash equivalents at end of period       $   416   $     -
                                                  =======   =======


                        Pyramid Breweries Inc.
            Reconciliation for Non-GAAP Financial Measures
                              (unaudited)
             (dollars in thousands except per share data)

1. Reconciliation of net loss to
   consolidated EBITDA:

                                               Year ended December 31,
                                               -----------------------
                                                   2005        2004
                                                ----------  ----------
Net loss                                       $   (1,055) $   (2,729)
Interest expense                                      520         225
Income taxes                                            3           4
Depreciation and amortization                       2,765       2,668
Stock compensation expense                            146          19
                                                ----------  ----------
EBITDA                                         $    2,379  $      187
                                                ==========  ==========

2. Net loss excluding the gain on sale
   of excess production equipment:
                                               Year ended December 31,
                                               -----------------------
                                                   2005        2004
                                                ----------  ----------
Net loss                                       $   (1,055) $   (2,729)
Gain on sale of excess production equipment          (415)          -
                                                ----------  ----------
Net loss excluding the gain on sale of excess
 production equipment                          $   (1,470) $   (2,729)
                                                ==========  ==========

Basic and diluted net loss per share               ($0.17)     ($0.32)
Weighted average basic and diluted shares
 outstanding                                    8,794,000   8,578,000




    CONTACT: Pyramid Breweries Inc., Seattle
             Jason Rees, 206-682-8322